Exhibit 99.1

Amendment to The Nasdaq Stock Market, Inc.

Supplemental Executive Retirement Plan

The Nasdaq Stock Market, Inc. Supplemental Executive Retirement Plan is amended, by adding a new Article IX, as follows:

ARTICLE IX

BENEFIT FREEZE

Section 9.1    Closing Plan to New Participants

Notwithstanding the foregoing provisions of the Plan to the contrary, no employee of any Employer shall become a Participant on or after May 1, 2007.

Section 9.2    Benefit Freeze for Existing Participants

Notwithstanding the foregoing provisions of the Plan to the contrary, no Participant shall in any event earn any additional benefit under the Plan with respect to any periods on or after May 1, 2007. In connection therewith, and solely for purposes of determining the amount of each Participant’s benefit otherwise payable under the Plan (and for no other purpose under the Plan), each Participant shall, notwithstanding any other provision of the Plan to the contrary, be deemed to have a Termination of Employment as of April 30, 2007 (or on such person’s actual date of Termination of Employment, if earlier). For the avoidance of doubt, all other provisions of the Plan (including, but not limited to, (i) those governing the time and form of benefit payment and (ii) Section 4.2) shall otherwise remain in full force and effect.